Exhibit (a)(1)(L)

Intevac, Inc.
Stock Tendering Notice (“Notice”)
March 14, 2025
Dear Employee:
As you may know, on February 13, 2025, Intevac, Inc. (“Intevac”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seagate Technology Holdings plc (“Seagate”) and a subsidiary of Seagate, pursuant to which, subject to the terms and conditions of the Merger Agreement, Intevac will become an indirect wholly owned subsidiary of Seagate (the “Merger”).  The date that the Merger actually closes (the “Closing”) is referred to in this Notice as the “Closing Date.”  The Closing Date currently is expected to occur on or around March 31, 2025.
The purpose of this Notice is to summarize the tender offer procedures for any shares of Intevac that you already own. The treatment of equity awards in connection with the Merger was described in the Equity Award Notice that was sent to you under separate cover.  Additionally, if you participate in the Company’s Employee Stock Purchase Plan, you will receive information related to that plan under separate cover.
Q:	Is there any action I need to take if I already own shares of Intevac?
A:
Yes.  Pursuant to the terms of the Merger Agreement it is contemplated that Intevac will be acquired by Seagate by way of a tender offer. A tender offer is an offer made by an entity directly to a company’s shareholders to purchase their stock. In this case, Seagate has made an offer to purchase all outstanding shares of Intevac common stock for $4.00 per share in cash. Shareholders are given the opportunity to “tender,” or sell their stock for a set price within a stated time limit—in this case, Seagate’s offer expires at one minute after 11:59 p.m., Eastern Time, on March 28, 2025. Our Board of Directors recommends that all shareholders tender their shares in the offer.

Q:	How do I tender my shares of Intevac?
A:
You should have received an email directly from E*Trade, Intevac’s stock plan administrator and the broker where most of our employees hold their Intevac shares, notifying you about your ability to tender shares in the tender offer.  In order to tender your shares, you will need to access your individual account at E*Trade and follow the instructions there:

•	Log in to your E*Trade account at https://us.etrade.com/etx/pxy/login
•	Click on “Portfolios / Shareholder Actions” to view the tender offer materials and make an election to tender your shares if you would like
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If you have any questions about the terms of the tender offer, you can contact Georgeson, the Information Agent for the tender offer, at 877-354-7474. If you have any questions about tendering on the E*Trade platform, you can contact E*Trade.

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Make sure to tender your shares if you would like as soon as you can. Even though the expiration of the tender offer is one minute after 11:59 p.m., Eastern Time, on March 28, 2025, E*Trade is requesting that you tender by 6:00 p.m., Eastern Time, on March 27, 2025.

Please note:  If you hold Intevac shares at another broker other than E*Trade, you will need to log into your online account with that broker and tender those shares at that broker.  Tendering with one broker does not tender your shares held at any other broker.

Additionally, if you participate in the Employee Stock Purchase Plan (the “ESPP”) and tender your shares before the final payment date of March 20, 2025, you may need to log back into E*Trade to tender the additional shares granted under the ESPP.
For more information on the treatment of shares you hold, please see the tender offer documents and other documents relating to the Merger that we have publicly filed with the Securities and Exchange Commission (the “SEC”), that are available through the SEC’s website at www.sec.gov.
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Additional Information and Where to Find It
This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Intevac, Inc. (“Intevac”). On March 3, 2025, in connection with the proposed acquisition (the “Transaction”) of Intevac by Seagate Technology Holdings plc (“Seagate”), Irvine Acquisition Holdings, Inc. (“Bidder”) commenced a tender offer for all of the outstanding shares of Intevac.   On March 3, 2025, Bidder filed with the U.S. Securities and Exchange Commission (the “SEC”) tender offer materials on Schedule TO with the SEC, and Intevac filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The offer to purchase shares of Intevac is being made only pursuant to the Offer to Purchase, the Letter of Transmittal and related documents filed as part of the Schedule TO. Under certain circumstances described in the definitive Transaction documents, Seagate may determine instead to terminate or withdraw the offer and effect the Transaction through a merger only, in which case the relevant documents to be filed with the SEC will include a proxy statement for the solicitation of votes of Intevac stockholders to approve the merger. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, AS MAY BE AMENDED, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS MAY BE AMENDED, AND, IF APPLICABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SEAGATE, INTEVAC, OR BIDDER CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY INTEVAC’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER, OR IF APPLICABLE, VOTING ON THE TRANSACTION. A free copy of these materials is available to Intevac’s stockholders by visiting Intevac’s website (https://ir.intevac.com/websites/intevac/English/3100/us-sec-filings.html). In addition, these materials (and all other documents filed by Seagate, Intevac, and Bidder with the SEC) are available at no charge on the SEC’s website (www.sec.gov).
If the tender offer is terminated and the Transaction is to be effected by merger only, in which case, the approval of Intevac stockholders must be obtained, Seagate, Intevac and their respective directors and executive officers may be deemed to be participants in any such solicitation of proxies from Intevac’s stockholders in connection with the Transaction. Information regarding Seagate’s directors and executive officers is available in its most recent proxy statement that was filed with the SEC (and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1137789/000113778924000085/stx-20240903.htm).  Information regarding Intevac’s directors and executive officers is available in its most recent proxy statement that was filed with the SEC (and is available at https://www.sec.gov/Archives/edgar/data/1001902/000119312524091334/d719495ddef14a.htm). Other information regarding potential participants in any such proxy solicitation will be contained in any proxy statement filed in connection with the Transaction.

Forward-Looking Statements
This communication contains forward-looking statements that involve a number of risks, uncertainties and other factors relating to future events and the future performance of Intevac and Seagate, including regarding: (i) the Transaction; (ii) the anticipated occurrence, manner and timing of the tender offer, (iii) the expected timing of the closing of the Transaction; (iv) considerations taken into account in approving and entering into the Transaction; (v) the anticipated benefits to, or impact of, the Transaction on Intevac’s and Seagate’s respective businesses; and (vi) expectations for Intevac and Seagate following the closing of the Transaction. There can be no assurance that the Transaction will be consummated.
Actual events or results may differ materially from these forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “propose,” “provide,” “believe,” “seek,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include:  (i) the possibility that the conditions to the closing of the Transaction are not satisfied or waived; (ii) uncertainties as to how many of Intevac’s stockholders will tender their stock; (iii) the possibility that competing offers will be made; (iv) the occurrence of any event, change or other circumstance that could give rise to a right to terminate the Transaction; (v) possible disruption related to the Transaction to Intevac’s and Seagate’s current plans, operations and business relationships, including through the loss of customers and employees; (vi) the amount of the costs, fees, expenses and other charges incurred by Intevac and Seagate related to the Transaction; (vii) the risk that Intevac’s or Seagate’s stock price may fluctuate during the pendency of the Transaction; (viii) the diversion of Intevac’s or Seagate’s respective management’s time and attention from ongoing business operations and opportunities; (ix) the response of competitors and other market participants to the Transaction; (x) potential litigation relating to the Transaction; (xi) uncertainty as to timing of completion of the Transaction and the ability of each party to consummate the Transaction; and (xii) the impact of global macroeconomic conditions and supply chain challenges on Intevac’s or Seagate’s respective businesses.
A more complete description of these and other material risks can be found in the periodic reports that Intevac and Seagate have filed and will file with the SEC, including their Quarterly Reports on Form 10-Q for the quarterly period ended December 27, 2024 and September 28, 2024 for Seagate and Intevac respectively, and their Annual Reports on Form 10-K for the fiscal year ended June 28, 2024 and December 28, 2024 for Seagate and Intevac respectively, as well as the Schedule TO and related tender offer documents to be filed by Seagate and its acquisition subsidiary, Bidder, the Schedule 14D-9 to be filed by Intevac, and, if applicable, the proxy statement referenced above. All forward-looking statements in this communication are based on information available to Intevac and Seagate as of the date of this communication, and, except as required by law, neither Intevac nor Seagate assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.